Agreement for Sale and Purchase of Business Asset

THIS AGREEMENT made and entered into this 1st day of September 2004, is by and between Worldwide Manufacturing, USA, Inc., (“Worldwide”) hereinafter referred to as “Purchaser,” and Shanghai Chuan Lin  Precision Die Casting Products Co., Ltd, (“Chuan Lin”) hereinafter referred to as “Seller.”

WHEREAS, Seller is the owner of the Shanghai Chuan Lin Die Casting Products Co., Ltd located in Shanghai, China, and Seller desires to sell to the Purchaser all of its rights, title and interest to the said business, and the Purchaser is willing to buy the same, on the conditions hereinafter provided.

NOW THEREFORE, it is mutually agreed as follows:

I.

SELLING PRICE AND PAYMENT

Worldwide and its board of directors agree to complete the acquisition of Chuan Lin  assets in exchange for 1000 shares of Voting Preferred Stock of Worldwide. Each Preferred share converts to 1000 shares of common stock of Worldwide, which will be allocated up to a five year period. These preferred shares give the voting power equivalent of one million of the Company's common shares. The preferred stock if and when converted to common stock will bear a restrictive legend and the holding period begins on the date of the issuance of the preferred stock. The value of the net assets of the factory are $1,075,000.

II.

CONTINGENCES

Worldwide will purchase the property, plant and equipment specified in the list provided by Chuan Lin in a transaction intended to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the “Code”), in accordance with the following:

a.

The Ownership documents of the die cast factory, (“Factory”), shall be delivered by the Seller to the Purchaser at the Closing (as hereafter defined) and shall be free and clear of all liens, claims, encumbrances and rights of others and shall constitute all of the ownership of the Factory.

i.

The Factory shall have no liabilities or obligations, contingent or absolute liquidated or non-liquidated, known or unknown, or otherwise, except (A) as fully and adequately disclosed on the Financial Statements (as hereafter defined) and acceptable to Worldwide, and (B) as occur in the usual and ordinary course of business.  All long-term notes and obligations and all other liabilities both current and long-term are the responsibility of the seller with the exception of the accounts payable which corresponds to the accounts receivable asset. Any liabilities that are incurred will be deducted from the preferred stock to be issued to the seller. The value of these net assets are approximately worth $1,075,000.Worldwide will pay the auditing expenses of the factory for the past  two years and segment financials. The audit will be performed by an auditing firm that follows the accounting principles and procedures of the United States.

ii.

The financial statements (the “Statements”) for the Factory for the year endings December 31, 2003  and December 31, 2002 and the balance sheet (the “Balance Sheet”) and collectively with the Statements, the (“Financial Statements”) for the Factory dated as of June 30, 2004 (the “Balance Sheet Date”) and all financial statements, balance sheets and similar financial information prepared by or for the Factory from the Balance Sheet Date to the Closing shall be true, correct and complete in all material respects, prepared in accordance with generally accepted accounting principles on a basis consistent with prior years and the books and records of the Factory.  The accounts receivable shown thereon shall be valid and collectible (net of reserves), subject to no offsets or defenses of any kind or nature, due and payable within thirty (30) days of invoice or in accordance with their terms, without resort to collection activity.  All inventories shown on the Statements shall be properly valued, and all reserves shown thereon shall be accurate.

iii.

The Factory shall have good and marketable title to all of its properties, including, without limitation, its intellectual property, free and clear of any claims, liens or encumbrances of any kind or nature whatsoever, excepting only such liens and encumbrances as are clearly and accurately reflected in the Statements. All liabilities which are not paid with the exception of account payable will be deducted from the preferred shares issued.

iv.

The Factory shall have timely filed all returns required by any and all national, federal, state, provincial, local or other authorities having jurisdiction over them, correctly reflecting all amounts due hereunder, and shall have paid all taxes or assessments reflected thereon or otherwise due.

v.

The Sellers shall indemnify and hold Worldwide harmless with respect to any breach or failure of any warranty, covenant or condition set forth in the Exchange Agreement or any other document or instrument contemplated or necessitated thereby (collectively, the “Exchange Document”) and any and all cost or expense associated with the foregoing.

vi.

Worldwide shall be entitled to received at Closing, in forma and substance reasonably satisfactory to it, such opinions and reports on such financial and legal matters in connection with the transactions contemplated hereby as they shall reasonably deem necessary.

b.

The Factory and its agents and representatives shall have had the opportunity to complete a due diligence investigation of the business, assets, liabilities, properties and financial condition and prospects of Worldwide including, without limitation, a review of the financial statements, books and records, products, inventory, customers, suppliers, facilities, employment matters, intellectual property ownership and stock records of Worldwide and the results of such investigation shall be satisfactory to the Factory, and its agents and representatives all information as they may reasonably request and permit the Factory and its agents and representatives to visit the business premises and confer with such officers, directors and employees, consultants and agents of the Worldwide as it deems necessary or advisable.

c.

The conditions to Worldwide include, but not be limited to (i) there shall have been no material adverse change in the business, operation, assets, properties financial condition or prospects or capital or debt structure of Worldwide from and after the Balance Sheet Date, except as contemplated hereby and agreed to by the Company.

III.

CLOSING DATE AND TRANSFER OF BUSINESS

The closing shall take place at the factory on or before September 1, 2004, or as soon thereafter as all conditions hereunder can be fulfilled. At the closing, all keys to the factory, the bills of sales and other instruments of transfer of said business, and the property thereof shall be delivered by the Seller to the Purchaser, and the stock to be issued hereunder shall be issued by the Purchaser. Upon completion of the issuance of 1000 shares of Worldwide Voting Preferred stock, the Purchaser shall have possession of the said business within two weeks of closing of the contract. Each of the parties hereto will bear their respective legal, accounting and other transaction costs in connection with this Agreement.

IV.

EXECUTION OF DOCUMENTS

All representations, warranties, covenants and conditions to be made or performed by the Sellers and/or Worldwide as set forth in this document shall be true and correct or shall be fully and timely performed, as the case may be, and the Sellers shall have timely given all notices, made all filings, and obtained all consents or approvals necessitated by or appropriate as a result of the execution of this Agreement or the consummation of the transactions contemplated therein, and such notices, consents of filings, where necessary, shall have become effective. The Seller covenants with the Purchaser that the bill of sale and documents to the assignment to be delivered at closing with the Buyer all of the assets specified, free and clear of all liens and encumbrances and said bill of sale and documents of assignment will contain warranties and affidavit of title.

V.

PAYMENT OF TAXES

Prior to closing the Seller shall pay all taxes of the business so that the same shall be fully paid and current at the time of closing. The payment of said taxes shall include all taxes to China and the city of Shanghai, China and shall include but not limited to sales tax, use tax, property tax, income tax and employment taxes.

VI.

WARRANTIES BY SELLER

The Seller warrants to the Purchaser that all the assets classified as equipment, or furniture are being sold hereunder are in good working order or will be in good working order at the day of closing. The Seller agrees not to dispose of any assets classified as equipment or furniture of the factory from the date of this Agreement to the date of closing. Further the Seller warrants to the Purchaser that the inventory is free and clear of any debt or obligation as of the date of the closing of this agreement.

VII.

ALLOCATION OF THE PURCHASE PRICE

The parties will allocate the price as follows:

a)

One hundred and ninety-two thousand for the Property and Plant.

b)

Four hundred and eighty-six thousand for the equipment.

c)

Three hundred and seventy-nine thousand for the inventory.

It was agreed that since the factory is not profitable from its operations that no value will be assigned for goodwill or intangible assets.

VIII.

WARRANTIES SURVIVE CLOSING

All warranties, covenants, and representations made by the parties to this Agreement shall survive the closing.

IX.

RISK OF LOSS

Seller assumes all risk of loss, destruction, or damage due to fire or other casualty up to the time of closing. Buyer assumes the risk of loss thereafter.

X.

CONDUCT OF BUSINESS PRIOR TO CLOSING

From the date hereof to the Closing, the business of the Factory, Chuan Lin shall be managed and operated in the usual and customary manner and there shall be no  change in the capital structure, and no material change in the management or compensation of employees, and the Factory shall not declare set aside, pay or  otherwise distribute to any equity or debt interest holder any cash or stock or any  other distribution in respect of the ownership of Chuan Lin nor shall Chuan Lin, directly or indirectly, redeem, purchase or otherwise acquire any capital stock or other equity interest in any entity or other business without the prior written consent of Worldwide.

The subject matter of this Letter of Intent is confidential and will not be disclosed by the Sellers or Worldwide consent of both the Sellers, Chuan Lin and the Buyers, Worldwide except to those officers, employees, agents and, with respect to Worldwide, potential investors or financing parties for the Factory equipment or those who have a “need to know” and except as required by law. Worldwide agrees to hold all information obtained from the Sellers, the Factory in strict confidence and to use the information so obtained for the sole purpose of evaluating the purchase of the Factory.  If the Acquisition is not executed, or if executed, is thereafter terminated by either party for any reason, Worldwide agrees to return to the Sellers or destroy promptly all such information and any copies thereof in written or tangible form.

Pending the execution of the Acquisition, the Sellers, the Factory and their respective officers, directors and agents will not offer to sell or solicit offers to purchase the capital stock or other equity interest or assets of Worldwide to or from any party, nor will the Sellers, the Factory or any of their respective officers, directors or agents negotiate with or provide information concerning Worldwide its subsidiaries to any potential purchase of the equity or assets of Worldwide without prior permission from Worldwide.

XI.

    TIME IS OF THE ESSENCE

Time is of the essence hereof, and if any payment of stock or other condition hereof is not made, tended, or performed by either the Seller or Purchaser as herein provided, this Agreement, at the option of the party who is not in default, may be terminated by that party, in which case the non-defaulting party may recover such damages as may be proper.

In the event of such default by the Seller, and if Purchaser elects to treat this Agreement as terminated, then all payments made hereunder shall be returned to the Purchaser. In the event of such default by the Purchaser, and if Seller elects to treat this Agreement as terminated, the payments made hereunder shall be forfeited as liquidated damages and retained on behalf of the Seller.

In the event, however, that the non-defaulting party elects to treat this Agreement as being in full force and effect, nothing herein shall be construed to prevent its specific performance.

In the event of litigation between Buyer and Seller concerning this Agreement, the prevailing party shall be entitled to reasonable attorney fees against the other party in addition to any other cost which might have been incurred.

XII.

APPROVAL DATE

In the event that the Seller fails to approve this document by September 1, 2004, then this Agreement shall, at Purchaser’s option, be void and of no effect, and such part hereto shall be released from all obligations hereunder, and payments made hereunder shall be returned forthwith to Purchaser.

XIII.

APPROVAL BY SELLER

            Upon approval hereof by the Seller, this Agreement shall become a contract between Seller and Purchaser, and shall inure to the benefits of their heirs, successors and assigns of such parties.

XIV.

SIGNING OF THE CONTRACT

By signing this Agreement, Buyer and Seller acknowledges that this document has important legal consequences and it is recommended that each party seek consultation with legal and tax counsel or professionals before signing this document.

The parties agree that the jurisdiction and venue shall be proper exclusively in the State of California and governed by and construed in accordance with the laws (except for conflict of law provisions) of the State of California.

All notices or other information deemed required or necessary to be given to any of the parties shall be given at the following addresses:

Worldwide Manufacturing USA Inc.,

1142 Cherry Avenue, San Bruno, California 94066

Attn: Jimmy Wang, President

The foregoing terms and conditions are hereby approved and accepted.

WORLDWIDE MANUFACTURING USA, INC.

By /s/ Jimmy Wang, President

Dated: September 1, 2004

SHANGHAI CHUAN LIN PRECISION DIE CASTING PRODUCTS CO., LTD

By: /s/ Mr. Ding, President

Dated: September 1, 2004